Exhibit 10.1

SETTLEMENT OF TAX INDEMNITY AND

MUTUAL RELEASE AGREEMENT

This SETTLEMENT OF TAX INDEMNITY AND MUTUAL RELEASE AGREEMENT (this “Agreement”), dated this 12th day of December, 2014 (the “Effective Date”), is entered into by and between THE HOWARD HUGHES CORPORATION, a Delaware corporation (“HHC”), and GENERAL GROWTH PROPERTIES, INC., a Delaware corporation (“GGP”). HHC and GGP are collectively referred to hereinafter as the “Parties.”

RECITALS

WHEREAS, HHC and GGP entered into that certain Tax Matters Agreement dated November 9, 2010 (the “TMA”), in which GGP agreed to indemnify HHC for (i) 93.75% of all MPC Taxes (as defined in the TMA) payable by HHC up to the lesser of (x) $303,750,000 and (y) the then effective Excess Surplus Amount (if any) (the “Initial Indemnity Cap for MPC Taxes”), and (ii) 100% of any interest or penalties attributable to MPC Taxes, which is not subject to the Initial Indemnity Cap for MPC Taxes (together, with the Initial Indemnity Cap for MPC Taxes, “GGP’s Indemnity Obligation for MPC Taxes and Interest”);

WHEREAS, in the matters of Howard Hughes Properties, Inc. v. Commissioner of Internal Revenue and The Howard Hughes Company, LLC f.k.a The Howard Hughes Corporation and Subsidiaries v. Commissioner of Internal Revenue (collectively, the “Tax Matter”), the United States Tax Court held (i) that Howard Hughes Properties, Inc. and The Howard Hughes Company, LLC (collectively, the “Taxpayer”) may not report gain and loss from land sales using the completed contract method of tax accounting and, instead, must use the percentage of completion method of tax accounting to report such gain or loss, and (ii) that the Taxpayer’s custom lot and PAD sale contracts are “long term contracts” within the meaning of Section 460 of the Internal Revenue Code of 1986, as amended (the “Decision”);

WHEREAS, as a result of the Decision, the Tax Court held that for tax years 2007 and 2008 the Taxpayer owes the amount of $144,108,475 in tax deficiencies, of which GGP is required to pay, under the TMA, the sum of $135,101,695 and approximately $59,562,000 in interest;

WHEREAS, the Parties have disagreements regarding (i) whether to appeal the Tax Court’s Decision in the Tax Matter, and (ii) whether to propose a settlement offer to the Internal Revenue Service in an attempt to reduce the tax deficiencies determined as due in exchange for the Taxpayer’s agreement not to appeal the Decision (collectively, the “Disputes”);

WHEREAS, after negotiation, the Parties wish to document their agreement to settle the Disputes and to fully satisfy and resolve, in accordance with the terms contained herein, GGP’s Indemnity Obligation for MPC Taxes and Interest;

WHEREAS, in consideration of the mutual promises, covenants, and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

TERMS

1.             Full Satisfaction of GGP’s Indemnity Obligation for MPC Taxes and Interest; Cash Payment and Conveyance of Properties    In consideration for resolving the

Disputes and to fully satisfy and resolve GGP’s Indemnity Obligation for MPC Taxes and Interest, GGP shall make a cash payment to HHC and convey various properties to HHC as more fully set forth below:

i.                                          Cash Payment.  On or before 2:00 P.M. Central Standard Time on December 12, 2014, GGP shall pay HHC the sum of ONE HUNDRED AND THIRTY EIGHT MILLION U.S. DOLLARS AND NO CENTS ($138,000,000) (the “Cash Payment”).  The Cash Payment shall be remitted to HHC by wire transfer to the following account:

Acct name:  The Howard Hughes Corporation

Bank:  US Bank, Minneapolis, Minnesota

Acct#:  1-047-90501589

ABA#:  091000022

ii.                                       Conveyance of the Fee Simple Interest in Columbia Properties.    Simultaneously with GGP’s execution of this Agreement, GGP shall execute a Purchase and Sale Agreement, and the exhibits attached thereto, all of which are attached hereto as Exhibit A (the “Purchase and Sale Agreement”), which provides for the sale, transfer and fee simple conveyance of the following properties in Columbia, Maryland to subsidiaries of HHC (collectively, the “Property Conveyance”), the aggregate fair market value of said properties, as agreed to by the Parties, is $130,000,000.00, all as more fully described in the Purchase and Sale Agreement:

Property		Allocation of Value to Property
1	Columbia Corporate Center Offices (Ten Columbia Corporate Center — Parcel A-2, TC Sec. 2, Area 4)	$16,900,000
2	Columbia Corporate Center Offices (Twenty Columbia Corporate Center — Parcel A-4, TC Sec. 2, Area 4)	$16,900,000
3	Columbia Corporate Center Offices (Thirty Columbia Corporate Center — Parcel A-7, TC Sec. 2, Area 4)	$20,700,000
4	Columbia Corporate Center Offices (Forty Columbia Corporate Center — Parcel B, TC Sec. 2, Area 5)	$24,300,000
5	Columbia Corporate Center Offices (Fifty Columbia Corporate Center — Parcel C-1, TC Sec. 2, Area 5)	$26,100,000
6	Columbia Corporate Center Offices (Sixty Columbia Corporate Center — Parcel C-4, TC Sec. 2, Area 5)	$25,100,000
7	Parcel A-6, TC Sec. 2, Area 4 (Deck for 10, 20, 30 Columbia Corporate Center Offices)	Included in the Above Allocated Values
8	Parcel A TC Sec. 2	Included in the Above Allocated Values
9	Parcel E, TC Sec. 2 (Deck for 70 Columbia Corporate Center Offices) and Columbia Bank Drive Thru (p/o Parcel E, TC Sec. 2, Area 8)	Included in the Above Allocated Values

2.                                      Resolution of GGP’s Indemnity Obligation for MPC Taxes and Interest; Partial Termination of the TMA   In exchange for the Cash Payment and the Property Conveyance, GGP’s Indemnity Obligation for MPC Taxes and Interest shall be fully satisfied and resolved.  Accordingly, upon the receipt by HHC of the Cash Payment and the closing of the Property Conveyance, GGP’s obligation under the TMA to indemnify HHC for MPC Taxes and interest attributable to MPC Taxes, including the deficiencies and interest that are currently due as a result of the Decision in the Tax Matter and any future liability for MPC Taxes and interest attributable to future MPC Taxes, shall be fully satisfied and GGP shall owe no additional sums to HHC for MPC Taxes or interest attributable to MPC Taxes under the TMA.  In addition, the Parties hereby agree that, as of the Effective Date, the TMA is terminated, other than with respect to the provisions related to Spin-off Taxes (as defined in the TMA) and all matters related to Spin-off Taxes, and that, therefore, all of the Parties’ respective rights and obligations under the TMA, except with respect to the provisions related to Spin-off Taxes and those rights and obligations that expressly survive the expiration or termination of the TMA as provided for in the TMA, are terminated and of no further force or effect.

3.                                      Control of the Tax Matter and Appeal of the Decision    As of the Effective Date of this Agreement, HHC shall control the Tax Matter, including the decision of whether to Appeal the Decision on behalf of the Taxpayer, and GGP shall no longer (i) be represented by Miller and Chevalier in the Tax Matter, (ii) have control over the Tax Matter or any decisions regarding the Tax Matter, and (iii) have any consent rights on whether to appeal the Decision or seek a settlement with the Internal Revenue Service.  GGP shall be solely responsible for all fees and costs, including Miller and Chevalier’s fees, incurred in respect of the Tax Matter which accrued prior to the Effective Date, and HHC shall be solely responsible for all such fees and costs that are incurred on or after the Effective Date.  In addition, GGP hereby acknowledges and agrees that if HHC appeals the Decision and the Decision is overturned or revised in any way resulting in a refund of some or all of the taxes and/or interest paid towards the tax deficiencies determined as due by the Tax Court, GGP shall not be due any refund of the Cash Payment or the Property Conveyance or any other payment or credit of any sort.  HHC hereby acknowledges and agrees that if HHC appeals the Decision and the IRS cross-appeals the Decision regarding the Tax Court’s determination that Taxpayer’s custom lot and PAD sale contracts are “long term contracts” within the meaning of Section 460 of the Internal Revenue Code of 1986, as amended, and the Decision is overturned or revised in any way resulting in additional tax deficiencies and/or interest due by Taxpayer, HHC shall not be due any indemnity from GGP toward the additional tax deficiencies and/or interest determined as due.

4.                                      Mutual Releases  Except for the obligations arising under this Agreement, in consideration (i) for resolving the Disputes, (ii) to fully satisfy and resolve GGP’s Indemnity Obligation for MPC Taxes and Interest, and (iii) for the other terms and conditions of this Agreement, GGP and HHC, for themselves and on behalf of their respective parent companies, affiliates, and subsidiaries, and each of their respective current and former officers, directors, members, members of members, shareholders, partners, affiliates, agents, attorneys, representatives, predecessors, successors and assigns (each, a “Releasing Party”), absolutely and unconditionally waive, release and forever discharge each other and each party’s respective parent companies, affiliates, and subsidiaries, and each of their respective current and former officers, directors, members, members of members, shareholders, partners, affiliates, agents, attorneys, representatives, predecessors, successors and assigns (each, a “Released Party”), from all claims, demands, obligations, liabilities, actions, and causes of actions whatsoever, in law or equity, that any Releasing Party has or ever had against any Released Party as of the Effective Date arising from or in any way relating to (i) the Disputes, (ii) the appeal of the Decision, (iii) the outcome of the appeal of the Decision, (iv) HHC’s decision not to consent to GGP proposing a settlement offer to the Internal Revenue Service, (v) GGP’s decision not to consent to allowing for the appeal prior to the Effective Date, (vi) GGP’s Indemnity Obligation for MPC Taxes and Interest under the TMA, (vii) all matters regarding MPC Taxes and the Parties’ respective rights, duties and obligations for, or with respect to, MPC Taxes, (viii) the Suspended Deductions (as defined in the TMA), including the use or nonuse thereof, (ix) the appeal of the Decision, (x) the Parties’ actions, omissions, relationship and course of dealings regarding the Decision and/or the Parties’ respective obligations under the TMA relating to MPC Taxes and indemnification for MPC Taxes, and (xi) any other event or transaction among the Parties, whether known or unknown, that occurred on or before the Effective Date regarding the TMA (except with respect to Spin-off Taxes), MPC Taxes and/or indemnification for MPC Taxes.  HHC and GGP each acknowledge and agree that, except for the obligations arising under this Agreement and those regarding Spin-off Taxes, this is a general release regarding all matters associated with the TMA, the MPC Taxes and the indemnification of MPC Taxes under the TMA, and that this general release expressly covers all unknown as well as all known claims with respect to the MPC Taxes and the indemnification of MPC Taxes under the TMA, and that each Releasing Party voluntarily waives, releases and assumes the risk of all such claims that exist as of the Effective Date, whether known or unknown to them.

5.                                      No Admission of Liability   The Parties acknowledge that they are entering into this Agreement to resolve the Disputes, to fully satisfy and resolve GGP’s Indemnity Obligation for MPC Taxes and Interest and to resolve any and all other disputes between the Parties as of the Effective Date regarding MPC Taxes and indemnity for MPC Taxes, and that nothing contained herein shall be construed to be an admission of liability. Each Party expressly denies any liability to the other Party.

6.                                      No Reliance; Negotiations and Drafting This Agreement is entered into with full awareness and consideration of any and all rights the Parties currently have or may have.  HHC and GGP have read this Agreement and have relied upon their own respective knowledge and independent judgment in executing this Agreement. HHC and GGP are not relying upon any representations, promises or statements made by any of the other Parties or their respective agents, representatives, servants, or employees as having induced it with regard to the subject matter hereof to sign this Agreement. Both Parties have participated in the negotiations and drafting of this Agreement.  Neither Party shall be deemed the “author” for the purposes of the construction of this Agreement or any part thereof.

7.                                      Authority  Each signatory to this Agreement has read and fully understands this Agreement, is fully authorized and empowered to enter into this Agreement, is duly authorized to execute this Agreement and to bind each of the Parties to the terms and conditions herein, and all approvals necessary to enter into this Agreement have been obtained.

8.                                      No Third Party Consent   GGP represents and warrants to HHC that the execution, delivery and performance by GGP of this Agreement do not require the consent of any third party.  HHC represents and warrants to GGP that the execution, delivery and performance by HHC of this Agreement do not require the consent of any third party.

9.                                      Severability   In the event that any material provision of this Agreement is held invalid, the remainder of this Agreement shall remain fully enforceable. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereto or the validity or enforceability of the offending term or provision in any other jurisdiction.

10.                               Integration This Agreement constitutes the complete and final agreement between the Parties with regard to the subject matter hereof and supersedes and cancels all prior or contemporaneous agreements, understandings, discussions, or representations regarding the subject matter of this Agreement.

11.                               Modification   This Agreement may not be modified or amended, nor any of its terms waived, except by written instrument signed by each of the Parties hereto.

12.                               Choice of Law/Dispute Resolution   The interpretation and construction of this Agreement shall be governed by and construed in accordance with the substantive law of the State of New York, to the extent the particular subject matter is controlled by state law, and without regard to conflicts of law particular to the subject matter. The prevailing party in any dispute resulting from the interpretation of this Agreement or breach thereof shall be entitled to be reimbursed from the non-prevailing party for its attorneys’ fees and expenses.

13.                               Legal Fees    Each Party agrees to be solely responsible for its legal fees incurred in connection with the negotiation, preparation, review and execution of this Agreement. In the event that either Party is required to seek judicial intervention in order to enforce this Agreement, the prevailing Party in such an enforcement action shall be entitled to recover its reasonable attorneys’ fees and costs.

14.                               Notices   All communications, notices and consents provided for herein (a “Notice”) shall be in writing and be given in person or by means of telex, telecopy, or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by nationally recognized overnight courier for next business day delivery, and shall become effective (i) on delivery if given in person, (ii) on the date of transmission if sent by telex, telecopy, or other wire transmission, or (iii) the business day following delivery of the Notice to the courier, with proper postage prepaid.  Notices shall be addressed as follows:

If to HHC:

The Howard Hughes Corporation

13355 Noel Road, 22nd Floor

Dallas, Texas 75240

Attention: General Counsel

Facsimile: (972) 392-6290

If to GGP:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Attention: General Counsel

Facsimile: (312) 960-5485

15.                               Counterparts   This Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, when so executed together, shall constitute one and the same Agreement and shall be deemed to be an original.  Photographic, faxed or electronic copies of such signed counterparts shall constitute originals for the purpose of this Agreement and may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be EXECUTED by their duly authorized representatives and to be effective as of the Effective Date of this Agreement.

THE HOWARD HUGHES CORPORATION,
a Delaware corporation,

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

GENERAL GROWTH PROPERTIES, INC.
a Delaware Corporation,

By:	/s/ Marvin J. Levine, Esq.
	Name:	Marvin J. Levine, Esq.
	Title:	Authorized Signatory

Exhibit A

Purchase and Sale Agreement for Property Conveyance

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this 12th day of December, 2014 (the “Effective Date”) by and between the companies listed on the attached Exhibit A-1 (collectively, “Seller”), and the entities listed on the attached Exhibit A-2 (collectively, “Purchaser”).

RECITALS:

A.            Seller desires to sell certain improved real property known by the common addresses listed on Exhibit A-1 located in Columbia, Maryland, along with certain related property described below, and Purchaser desires to purchase such real and other property from Seller.

B.            Seller and Purchaser, intending to be bound by this Agreement, desire to set forth herein the terms, conditions and agreements under and by which Seller shall sell and Purchaser shall purchase the property described below.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1          Property.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following described property (herein collectively called the “Property”):

(a)           Land.  Those certain tracts of land located in Howard County, Maryland, being more particularly described on Exhibit A attached hereto and made a part hereof, together with all easements, rights and appurtenances pertaining to such land, including, without limitation all of Seller’s right, title and interest in (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all development rights, covenants, easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

(b)           Improvements.  Any buildings and other improvements and structures located in and on the Land, and all fixtures, apparatus, equipment, vaults, machinery and built-in appliances used in connection with the operation and occupancy of such buildings, improvements and structures such as heating and air conditioning systems, electrical systems, plumbing systems, sprinkler and other fire protection and life safety systems, refrigeration, ventilation, or other facilities or services on the Land (the “Improvements” and together with the Land, the “Real Property”).

(c)           Leases.  All leases of space in the Real Property and all subleases, licenses and other occupancy agreements entered into in connection with the Real Property and that are described on Schedule 1.1(c) attached hereto (together with all amendments, and supplements thereof and together with any New Leases [as defined below] entered into in accordance with Section 6.4 hereof, the “Leases”), all Lease guaranties, all refundable tenant security deposits, if any, held by Seller on the Closing Date (as defined below), and all rights to receive rents, additional rents, profits and income arising from the Leases otherwise payable in connection with any occupancy of the Real Property.

(d)           Tangible Personal Property.  Seller’s right, title and interest in all appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other personal property, if any, located on or about the Real Property (the “Tangible Personal Property”).

(e)           Contracts.  To the extent assignable, all service, maintenance, supply, management, leasing, brokerage, tax appeal agreements or other contracts relating to the operation of the Property, and all other such assignable contracts or agreements, in each case that are described on Schedule 1.1(e) and attached hereto to which Seller is a party on the Closing Date (the “Contracts”).

(f)            Intangible Property.  To the extent assignable, Seller’s right, title and interest in all intangible property, including without limitation, permits in Seller’s actual physical possession that exist as of the Closing Date and relate to the Real Property or the Tangible Personal Property, if any (the “Intangible Property”).  The Intangible Property shall include the rights to the name “10-60 Columbia Corporate Center”, the “Parkview Building”, the “Park Square Building” and “Parkside” to the extent owned by Seller and the same is assignable.

The defined terms “Property”, “Tangible Personal Property,” “Contracts” and “Intangible Property” shall expressly exclude the following: (i) that portion of any tangible personalty or trade dress owned by Seller or its affiliates that contains or displays proprietary or trademarked information, including without limitation any signage that references affiliates of Seller; provided, however, that notwithstanding the foregoing, Purchaser shall be entitled to receive the physical signs but will not be entitled to continue to display on such signs Seller’s or its affiliates’ proprietary or trade-marked information (other than the name 10-60 Columbia Corporate Center, the Parkview Building, the Park Square Building or Parkside, if applicable), (ii) all proprietary or trademarked intangible property owned by Seller or its affiliates or any other property that contains or displays proprietary or trademarked information, including without limitation, any software or licenses that are not owned or licensed by Seller but rather are owned and licensed by an affiliate of Seller or Seller’s property manager, (iii) any tangible property owned by Seller’s property manager, except that Purchaser shall receive as part of the Property all files and records in Seller’s property manager’s possession related solely to the Property, and (iv) any group, national or regional contracts for service, labor, maintenance, repair or operation that are with an affiliate of Seller or any contracts which by the terms thereof cannot be assigned to a third party.

ARTICLE 2
PURCHASE PRICE AND ASSUMPTION OF INDEBTEDNESS

2.1          Purchase Price.  Seller and Purchaser have entered into this Agreement in connection with and pursuant to that certain Settlement of Tax Indemnity and Mutual Release Agreement dated of even date herewith (the “Settlement Agreement”) by and between General Growth Properties, Inc., a Delaware corporation and the ultimate parent company of Seller (“GGP”), and The Howard Hughes Corporation, a Delaware corporation and the ultimate parent company of Purchaser (“HHC”).  As provided in the Settlement Agreement, and in partial consideration for each of the parties’ undertakings thereunder, GGP agreed to cause Seller to enter into this Agreement providing for the conveyance of the Property to subsidiaries of HHC, which Property GGP and HHC agreed has an aggregate value of ONE HUNDRED THIRTY MILLION and No/100 Dollars ($130,000,000.00).

Seller agrees (i) that Seller benefits, directly and indirectly, from Purchaser arranging for HHC to execute and deliver to GGP the Settlement Agreement, and (ii) the execution and delivery of the Settlement Agreement by HHC constitutes the full and complete payment of the Purchase Price by Purchaser.

Accordingly, Seller and Purchaser agree that (x) the “Purchase Price” for the Property is ONE HUNDRED THIRTY MILLION and No/100 Dollars ($130,000,000.00) and (y) no cash or other funds shall be paid by Purchaser to Seller for the Purchase Price.

The net amount of the prorations described in this Agreement (the “Net Prorations Amount”) shall be paid by the appropriate party at Closing (as defined below) to the other party, by federal funds wire transferred to an account designated by the receiving party in writing.  The Purchase Price shall be allocated among each of the properties listed on Exhibit A-1 for 1031 Exchange purposes, transfer tax purposes and title insurance purposes, if applicable, in accordance with the allocation schedule in the Settlement Agreement.

2.2          Intentionally Omitted.

2.3          Lease Expenses.  “Lease Expenses” shall mean, collectively, the leasing commissions payable to third parties, and any fees, costs and expenses (including, without limitation, any tenant improvement costs or tenant allowances) arising out of or in connection with any Leases or other occupancy agreements (including any renewals or modifications thereof) affecting all or any part of the Real Property.  Purchaser shall be responsible for the payment of any unpaid Lease Expenses (a) set forth in a Lease existing as of the Effective Date which relate to any renewal or expansion of any Lease occurring after the Effective Date, (b) set forth in any New Lease or (c) set forth on Schedule 2.3 attached hereto.  Seller shall be responsible for the payment of any unpaid Lease Expenses (a) set forth in a Lease existing as of the Effective Date which relate to the base term of any Lease or the renewal or expansion of any Lease that occurred prior to the Effective Date and which are not included within Purchaser’s obligations on Schedule 2.3.  Purchaser hereby agrees to indemnify, protect, defend and hold Seller harmless from and against all loss, liability, cost and expenses (including, but not limited to, reasonable attorneys’ fees) that Seller actually suffers or incurs as a result of the failure by Purchaser to timely pay or discharge any of the Lease Expenses for which Purchaser is responsible under this Section 2.3.  Seller hereby agrees to indemnify, protect, defend and hold Purchaser harmless from and against all loss, liability, cost and expenses (including, but not limited to, reasonable attorneys’ fees) that Purchaser actually suffers or incurs as a result of the failure by Seller to timely pay or discharge any of the Lease Expenses for which Seller is responsible under this Section 2.3.  The assumption and indemnity provisions of this Section 2.3 shall survive the Closing Date until the expenses for which Purchaser or Seller is responsible under this Section 2.3 have been paid in full, waived or settled by the tenant or otherwise satisfied.

ARTICLE 3
DUE DILIGENCE PERIOD; TITLE OBJECTIONS

3.1          Intentionally Omitted.

3.2          Indemnification.  Prior to Closing, Purchaser and its agents and representatives may enter the Property to undertake space planning and other routine, non-invasive activities incidental to the forthcoming purchase of the Property.  Purchaser shall indemnify and hold Seller harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, directly caused by Purchaser, which Seller may incur as a result of (a) any act or omission of Purchaser or its agents or representatives arising in connection with any activities conducted by Purchaser or its agents or representatives, or (b) the failure of Purchaser to restore the Property in connection with any activities on the Property; provided, however, that Purchaser shall not be required to indemnify and hold Seller harmless if and to the extent that any such loss, injury, liability, damage or expense was caused by the gross negligence or willful misconduct of Seller, its employees or its agents, and Purchaser shall not be required to indemnify and hold Seller harmless with respect to any pre-existing condition discovered by Purchaser.  The foregoing shall survive termination of this Agreement or the Closing, as applicable.  Furthermore, through Closing, Purchaser shall, at its sole expense, keep and maintain a policy of commercial liability insurance with a contractual liability endorsement that covers Purchaser’s indemnity obligation set forth above.  This insurance policy shall name Seller as additional insureds and afford protection in limits of not less than Two Million Dollars ($2,000,000) for bodily injury or death in any one accident, and not less than Two Million Dollars ($2,000,000) for property damage.  All insurance shall be effected under standard form policies, issued by insurers of recognized responsibility authorized to do business in the state in which the Property is located and having a national rating of A-/VIII or better.  Upon the earlier of the Effective Date or the date Purchaser enters the Property for investigation, Purchaser shall deliver to Seller certificates of such insurance coverage and, not less than thirty (30) days before the expiration of the policy, a certificate of the renewal of such coverage accompanied by evidence reasonably satisfactory to Seller of payment of premiums therefor.  In addition, the insurance shall be primary, non-contributing, and contain a waiver of subrogation (if and to the extent a waiver of subrogation is applicable to commercial liability insurance) in favor of Seller.

3.3          Preliminary Documents.

(a)           Delivery.  Purchaser acknowledges, understands and agrees that, except as otherwise expressly provided in this Agreement, Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of any preliminary due diligence documents heretofore provided to Purchaser by Seller (the “Preliminary Documents”).  Purchaser specifically releases Seller from all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including without limitation attorneys’ fees whether suit is instituted or not), whether known or unknown, liquidated or contingent (collectively “Claims”) asserted against or incurred by Purchaser by reason of the information contained in, or that should have been contained in, the Preliminary Documents; provided, however, Purchaser does not release Seller from Seller’s express representations and warranties in this Agreement.  Except as may be required by law, prior to Closing, Purchaser agrees to keep any and all Preliminary Documents strictly confidential and shall not disclose the Preliminary Documents to any third party, except as reasonably necessary to third parties engaged by Purchaser for the purpose of consummating the transaction contemplated by this Agreement.  In the event that the Closing does not occur for any reason whatsoever, Purchaser shall promptly, but in no event later than five (5) business days after this Agreement is terminated, send to Seller all originals and/or copies of all Preliminary Documents provided by Seller to Purchaser (and by Purchaser to other parties to the extent as permitted hereunder) and copies of any reports prepared by any third parties for or on behalf of Purchaser in connection with the Property.  The provisions of this Section 3.3 shall survive Closing, or the early termination of this Agreement.

3.4          Consents to Transfer.  Provided that the requirement for such consent is set forth in the Preliminary Documents and any documents of record as set forth on the Title Commitment (as defined below) (the “Recorded Documents”), Purchaser shall be responsible for securing any consent from third parties who have the right (which right shall be set forth in the materials provided to Purchaser in the Preliminary Documents or the Recorded Documents) to consent to the transfer of any Contract or Intangible Personal Property that Purchaser elects to acquire at Closing, and paying any fee in connection therewith (each, a “Consent Fee”).  Any such consent(s) shall provide that if the transaction contemplated by this Agreement is not consummated, the consent will not be effective.  As of Closing, Purchaser will be deemed to have assumed all liability which arises as a result of the failure to obtain any such consent and shall indemnify and hold harmless Seller from any liability, Claims, actions, expenses, or damages incurred by Seller as a result of the failure to obtain such consent.  Purchaser hereby agrees to indemnify, protect, defend and hold Seller harmless from and against all loss, liability, cost and expenses (including, but not limited to, reasonable attorneys’ fees) that Seller actually suffers or incurs as a result of the failure by Purchaser to pay any Consent Fee required to be paid by Purchaser.  Notwithstanding the above, Purchaser agrees to cause any purchase option(s) insofar as they relate to the Property and set forth in any Recorded Documents in favor of Purchaser or any affiliate of Purchaser to be waived in a recordable document on or prior to the Closing Date.  The provisions of this Section 3.4 shall survive the Closing.

3.5          Intentionally Omitted.

3.6          Title and Permitted Exceptions.

(a)           Seller has provided to Purchaser a title insurance commitment (“Title Commitment”) from Fidelity National Title Insurance Company (the “Escrow Agent”) and a current ALTA survey (the “Survey”) with respect to the Property and has delivered a copy thereof together with legible copies of all documents shown as exceptions therein to Purchaser.

The cost of the Title Commitment and the Survey shall be paid by Purchaser.  The cost of the basic owner’s Title Policy (hereafter defined), together with the additional cost of any extended coverage, mortgage policy or endorsements to such Title Policy or mortgagee policy, shall be paid by Purchaser.

(b)           Purchaser acknowledges that it hereby consents to the matters shown on (i) the Title Commitment that are set forth in the Title Policy (as defined below) and/or (ii) the Survey, and that all of such items shall be “Permitted Exceptions”.

ARTICLE 4
CONDITIONS TO CLOSING

4.1          General.  The respective obligations of Seller and Purchaser to complete the purchase and sale of the Property are subject to satisfaction of the conditions set forth below at or prior to Closing.  Satisfaction of any condition to Closing may be waived by the party whose obligations are subject to such condition.

4.2          Conditions to Purchaser’s Obligations.  Without limiting any other conditions to Purchaser’s obligations with respect to the Closing otherwise set forth in this Agreement, Purchaser’s obligations to purchase the Property and perform Purchaser’s other obligations under this Agreement are subject to satisfaction of each of the following conditions:

(a)           Seller’s Breach.  Seller shall not be in default of any material obligation under this Agreement beyond any applicable cure period and no event shall have occurred which would constitute a material breach of Seller’s representations or warranties contained in this Agreement.

(b)           Documents and Possession.  Each Seller shall have delivered an executed, acknowledged and recordable Deed (as defined below) for the portion of the Land owned by such Seller, and any other closing documents required by this Agreement, and Purchaser shall be delivered exclusive possession of the Property, subject to the tenancies existing under the Leases and the Permitted Exceptions.

(c)           Title.  The Escrow Agent shall be irrevocably committed to issue ALTA extended title insurance to Purchaser in the amount of the Purchase Price (or allocable portion thereof) consistent with the pro forma policy(ies) attached hereto as Exhibit K (the “Title Policy”).

(d)           Execution and Delivery of Settlement Agreement.  The Settlement Agreement shall have been fully executed and delivered by the parties thereto.

4.3          Conditions to Seller’s Obligations.  Seller’s obligation to convey the Property shall be subject to satisfaction of the following conditions:

(a)           Purchaser’s Breach.  Purchaser shall not be in default of any material obligation under this Agreement beyond any applicable cure period and no event shall have occurred which would constitute a material breach of Purchaser’s representations or warranties contained in this Agreement.

(b)           Documents.  Purchaser shall have executed and delivered all closing documents required by this Agreement.

(c)           Execution and Delivery of Settlement Agreement.  The Settlement Agreement shall have been fully executed and delivered by the parties thereto.

4.4          Termination.  Purchaser and Seller shall each use commercially reasonable and diligent efforts to cause to be satisfied the conditions precedent to each party’s obligation to close on the Property on or before the Closing Date.  If all of the conditions precedent set forth in Section 4.2 are not satisfied by Seller or waived in writing by Purchaser on or before the Closing Date, then Purchaser shall have the right to notify Seller in writing of such non-satisfaction, and if such condition(s) are not satisfied or waived in writing within five (5) business days after such notice from Purchaser, then Purchaser may terminate this Agreement by written notice to Seller, whereupon neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.  Notwithstanding the foregoing, if the failure of a condition precedent set forth in Section 4.2 is due to a Seller default, then the terms and provisions of Section 9.2 shall apply.  If the conditions precedent set forth in Section 4.3 are not satisfied by Purchaser or waived in writing by Seller on or before the Closing Date, then Seller shall have the right to notify Purchaser in writing of such non-satisfaction, and if such condition(s) are not satisfied or waived in writing within five (5) business days after such notice from Seller, then Seller may terminate this Agreement by written notice to Purchaser, whereupon neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1          Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller that:

(a)           Purchaser has the power, right and authority to enter into and perform all of the obligations required of Purchaser under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby.

(b)           Purchaser has taken all requisite action and obtained all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder.

(c)           Purchaser is a corporation, partnership, limited liability company, trust or other type of business organization that is duly organized, validly existing and in good standing under the laws of the state in which it was organized and Purchaser is (or will at Closing be) qualified to do business in the jurisdictions in which the Property is located.

(d)           This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, duly authorized, executed and delivered by Purchaser.  This Agreement is, and all agreements, instruments and documents to be executed and delivered by Purchaser pursuant to this Agreement shall be, valid and legally binding upon Purchaser and enforceable in accordance with their respective terms.

(e)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Purchaser is a party or by which Purchaser is bound, or any law, statute, ordinance, rule, governmental regulation or any writ, injunction, order or decree of any court or governmental body, applicable to Purchaser.

(f)            No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy law is pending against or, to the best of Purchaser’s knowledge, contemplated by Purchaser.

5.2          Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser as follows:

(a)           Seller has the power, right and authority to enter into and perform all of the obligations required of Seller under this Agreement and the instruments and documents referenced herein, and to consummate the transaction contemplated hereby.

(b)           Seller has taken all requisite action and obtained, or will obtain prior to the Closing, all requisite consents, releases and permissions in connection with entering into this Agreement and the instruments and documents referenced herein or required under any covenant, agreement, encumbrance, law or regulation with respect to the obligations required hereunder.

(c)           Except as included in the Preliminary Documents or except as set forth on Schedule 5.2(c) of this Agreement, Seller has not received or delivered any written notice of default from or to any parties to the Contracts or the Leases within the period of one (1) year from the Effective Date which has in either case not been cured or otherwise resolved or waived.

(d)           This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be duly authorized, executed and delivered by Seller.  This Agreement is, and all agreements, instruments and documents to be executed and delivered by Seller pursuant to this Agreement shall be valid and legally binding upon Seller and enforceable in accordance with their respective terms.

(e)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby does now constitute or shall result in a breach of, or a default under, any agreement, document, instrument or other obligation to which Seller is a party or by which Seller may be bound.

(f)            No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy law is pending against or, to the best of Seller’s knowledge, contemplated by Seller.

(g)           To Seller’s current, actual knowledge, there is no current or pending litigation against Seller or the Property (or any portion thereof) except as described in Schedule 5.2(g) of this Agreement.

(h)           Seller is a corporation, partnership, limited liability company, trust or other type of business organization that is duly organized, validly existing and in good standing under the laws of the state in which it was organized and Seller is (and will at Closing be) qualified to do business in the jurisdictions in which the Property is located.

(i)            Except as included in the Preliminary Documents, Seller has not received any written notice of violation of any restrictive covenant, deed restriction or governmental requirement applicable to the Property that has not been remedied.

(j)            The rent roll provided to Purchaser attached hereto as Schedule 5.2(j) and made a part hereof (the “Rent Roll”) is true, correct and complete in all material respects as of the date thereof.  Neither Seller nor, to Seller’s current actual knowledge, any tenant under a Lease, is in monetary default or material non-monetary default in its obligations under a Lease, except as otherwise disclosed in the Rent Roll or otherwise set forth on Schedule 5.2(j).  Except as set forth in the Rent Roll or as otherwise set forth on Schedule 5.2(j), (i) no tenant under any of the Leases has made rent payments in advance for more than one (1) month, and (ii) no tenant under any of the Leases is entitled to any free rent, abatement or rent concession.

(k)           Seller has not received, with respect to the Property, any written notice from any governmental agency of any condemnation proceeding affecting the Property.

(l)            Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended

(m)          To Seller’s current, actual knowledge, Seller has not received any notice regarding any hazardous materials on the Property in violation of any laws, ordinances, rules, regulations, orders or requirements of any applicable governmental authorities, except as described in the Preliminary Documents, including, without limitation, the Phase I Environmental Site Assessments prepared by EBI Consulting as report #11147721-11147726, dated November 17, 2014.

(n)           To Seller’s current, actual knowledge, Seller has delivered to Purchaser, or made available to Purchaser for review, true, correct and complete copies, in all material respects, of all of the Contracts to be assigned to Purchaser at Closing and all of the Leases set forth on the Rent Roll.

5.3          Additional Provisions Regarding Representations and Warranties.

(a)           Survival.  The representations and warranties set forth in this Article 5 shall be true and correct as of the Closing Date and shall survive the Closing Date for a period of twelve (12) months from and after the Closing Date, at which time they shall terminate unless then the subject of litigation between the parties.

(b)                                 Limitation on Liability.  Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred, (a) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith other than the Cooperation Agreement (as hereinafter defined)) shall not exceed Ten Million and No/100 Dollars ($10,000,000.00) (the “Liability Limitation”) and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith other than the Cooperation Agreement) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser against Seller alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith other than the Cooperation Agreement), is for an aggregate amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the Liability Limitation.  The provisions of this Section 5.3 shall survive the Closing and any termination of this Agreement.

(c)                                  As security for Seller’s payment and performance of the terms and conditions of this Agreement (including, without limitation, Seller’s liability under Section 9.2 or any document executed or delivered in connection herewith other than the Cooperation Agreement) which survive the Closing (the “Post Closing Liabilities”), GGP hereby joins in this Agreement to unconditionally and irrevocably guaranty the prompt payment and performance by Seller of the Post Closing Liabilities.  For the avoidance of doubt, the parties acknowledge and agree that GGP’s liability for any Claims in connection with the Post Closing Liabilities is subject to all the liability limitation terms and conditions set forth in this Agreement, including, without limitation, the Liability Limitation and the Floor Amount set forth in Section 5.3(b) and the survival period set forth in Section 5.3(a).  GGP waives all suretyship defenses.  GGP is an indirect beneficiary of this Agreement.  Nothing in this Agreement shall alter or limit any obligation or understanding of the parties to the Settlement Agreement.

5.4                               Brokers.  Seller and Purchaser each represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property.

5.5                               Property Condition.

(a)                                 Disclaimer.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE PROPERTY IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION,

 ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY.  PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

(b)                                 Release of Claims.  Without limiting the provisions of Section 5.5(a), Purchaser releases Seller from any and all Claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of the Property, whether the same are a result of negligence or otherwise; or (b) other physical conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise; provided, however, in no event is Purchaser releasing Seller for any express representation or warranty under this Agreement.  The release set forth in this Section specifically includes any Claims under any Environmental Laws, under the Americans with Disabilities Act of 1990, 42 U.S.C. §§2101 et seq., or with respect to any environmental risk (“Environmental Claims”).  “Environmental Laws” includes, but is not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§7401 et seq.), the Clean Water Act (33 U.S.C. §§1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§300f et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement.

(c)                                  Acknowledgment of Inspection.  Purchaser acknowledges and agrees that (a) Purchaser will have had the opportunity to inspect the Property and its operation, (b) if this transaction is consummated, Purchaser will be purchasing the Property pursuant to Purchaser’s independent examination, study, inspection and knowledge of the Property, and (c) Purchaser is relying upon its own determination of the value and condition of the Property and not on any information provided or to be provided by Seller (except for the Rent Roll).  Purchaser is relying solely upon its own inspections, investigations, research and analyses in entering into this Agreement and is not relying in any way upon any representations or warranties (except those expressly provided in Article 5), statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters.

(d)                                 RELEASE.  PURCHASER HEREBY RELEASES SELLER AND ANY AGENT, REPRESENTATIVE, MANAGER, MEMBER, AFFILIATE, OFFICER, PARTNER, SHAREHOLDER OR EMPLOYEE OF SELLER (A “SELLER RELATED PARTY”) FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH

PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN, ON OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF; PROVIDED, HOWEVER, IN NO EVENT IS PURCHASER RELEASING SELLER FROM ANY EXPRESS REPRESENTATION OR WARRANTY IN THIS AGREEMENT.

(e)                                  INTENTIONALLY OMITTED.

(f)                                   SURVIVAL.  THE ACKNOWLEDGMENTS AND AGREEMENTS OF PURCHASER SET FORTH IN THIS ARTICLE 5 WILL SURVIVE THE CLOSING.

ARTICLE 6
COVENANTS OF SELLER

6.1                               Insurance.  From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured under its current policies, or replacement policies with the same level of coverage, against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against Claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

6.2                               Notices.  For a period of one (1) year after the Closing Date, Seller agrees to provide to Purchaser, promptly upon the receipt thereof, any and all written notices relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, vendor or other party under any of the Contracts or the Leases, or from any other entity or party, which notices are of a type not normally received in the ordinary course of Seller’s business, or which may have a material effect upon the Property.  This obligation shall survive Closing.

6.3          New Contracts.  From the Effective Date through and including the Closing Date, Seller may not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), enter into, materially modify or alter, or extend any Contracts for the provision of services and/or supplies to the Property unless such Contracts, as modified, extended or amended, are (a) terminable by Seller at or prior to Closing, or (b) (i) in the good faith judgment of Seller, reasonable and necessary for the operation of the Property, and (ii) terminable on not more than thirty (30) days’ notice without a termination fee or penalty.  Notwithstanding anything to the contrary, Seller shall terminate the national contracts listed on Schedule 1.1(e) attached hereto on or prior to Closing.

6.4                               Leases.  From the Effective Date through and including the Closing Date, Seller may not, without the prior written consent of Purchaser, enter into new Leases or any renewals, expansions or other modifications of any existing Lease affecting all or any part of the Real Property (collectively, “New Leases”) or permit the assignment or subleasing of existing Leases.

The term “New Lease” shall not include the renewal, extension or expansion of an existing Lease based upon the exercise by the applicable tenant of an option or other right of such tenant to compel such renewal, extension or expansion, upon the terms set forth in the existing Lease.  Seller shall keep Purchaser reasonably informed regarding its leasing activities.  In each request for Purchaser’s consent, Seller shall provide Purchaser with notice of the business terms of such proposed New Lease, a copy of the actual, proposed Lease, and the Lease Expenses that will arise in connection with such New Lease.

6.5                               New Title Exceptions.  From the Effective Date through and including the Closing Date, Seller shall not permit any new title encumbrances or exceptions to be recorded against the Property that are not removed from title prior to or simultaneously with Closing.

6.6                               Maintenance of Property.  From the Effective Date through and including the Closing Date, Seller shall operate, maintain and keep the Property in a manner substantially consistent with Seller’s past practices with respect to the Property.  From the Effective Date through and including the Closing Date, Seller shall advise Purchaser of any written notice Seller receives during such time from any governmental authority of a material violation of any law regulating the condition or use of the Property.

6.7                               Agreements and Approvals.  Intentionally omitted.

ARTICLE 7
CLOSING

7.1                               Closing.  The closing of the transaction contemplated hereby (the “Closing”) shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent on December 12, 2014 (the “Closing Date”), unless extended as mutually agreed upon by Seller and Purchaser.

7.2                               Possession.  Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases and the Permitted Exceptions.

7.3                               Proration.

(a)                                 Intentionally Omitted.

(b)                                 Utilities.  Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill for all utilities as of the Closing Date.  If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be paid by Purchaser.  In accordance with Section 7.3(i) below, the parties shall re-prorate after Closing once actual statements for the month of Closing become available.  Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser.  To the extent any utility deposits were made by Seller or its predecessor-in-interest, Seller shall be entitled to retain any utility deposits to be refunded.  At Closing, Purchaser shall post substitute utility deposits to replace those previously paid by Seller, if required by the utility provider.

(c)                                  Tenant Security Deposits.  At Closing, Seller shall provide Purchaser with an accounting of all refundable tenant security deposits received by Seller.  Purchaser shall be entitled to a credit against the Purchase Price for the aggregate sum of such security deposits.  At Closing, Purchaser shall expressly assume all obligations with respect to such security deposits.  If a tenant security deposit is in the form of a letter of credit, Seller shall reasonably cooperate to have such letter of credit reissued in Purchaser’s name, at no cost to Seller.  In accordance with Section 7.3(i) below, the parties shall re-prorate any security deposits for which complete information is unavailable at Closing.

(d)                                 Rents.  Rents and any other amounts payable by the tenants under the Leases shall be prorated at Closing.  At Closing, Purchaser shall expressly assume all obligations with respect to such rents and other amounts, including, without limitation, with regard to any obligations or payments that may be due in connection with rental, expense and common area maintenance reconciliations that may be due to tenants or other occupants, whether such obligations arose prior to or following the Closing Date.  Following the Closing, Purchaser agrees to provide Seller with access to Purchaser’s books, records and accounts relating to the operation of the Property during normal business hours and further agrees to e-mail to Seller aging summaries and financial statements as may reasonably be requested by Seller in order for Seller to file required federal, state and local forms and to respond to audit requests.

Notwithstanding the foregoing:  (i) rents shall be prorated based upon rents actually received as of the day before Closing (provided that any rents received by Seller prior to the Closing Date may be applied by Seller against past due rents or if there are no past due rents, to rents due in the month of Closing); and (ii) if Seller or Purchaser receives rents which are attributable to a period when the Property was owned by the other party, then it shall promptly forward such rents to the other party.  Rents received by Purchaser following Closing shall first be applied to the payment of current rental obligations, with any excess being paid to Seller for past-due rents accruing prior to Closing.  The parties agree that Purchaser shall be responsible for the annual reconciliations of common area maintenance, percentage rents, and other amounts under the Leases, with responsibility for returning any overages to Seller and with the right of reimbursement from Seller for any shortfalls.  In accordance with Section 7.3(i) below, the parties shall re-prorate any common area maintenance charges, percentage rent and other amounts under the Leases once actual information for the year of Closing becomes available.  The provisions of this paragraph shall survive the Closing.

(e)                                  Real Property Taxes.  General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Closing Date, with Seller being responsible for taxes attributable to Seller’s period of ownership and Purchaser being responsible for taxes attributable to the period from and after the Closing Date.  If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, and the parties shall re-prorate such sum after Closing in accordance with Section 7.3(i) below once actual information for such taxes and assessments for the year of Closing becomes available.

(f)                                   Tenant Improvement Allowance and Real Estate Leasing Commissions.  All Lease Expenses, including those under any approved New Leases, shall be paid as provided in Section 2.3.

(g)                                  Columbia Association Assessments.  All charges and assessments of the Columbia Association relating to the Property payable during the year in which the Closing occurs shall be prorated with respect to the Property as of the Closing Date, with Seller being responsible for such charges and assessments attributable to Seller’s period of ownership and Purchaser being responsible for such charges and assessments attributable to the period from and after the Closing Date.  If Closing shall occur before the actual amount of such charges and assessments payable during such year are known, the apportionment of such charges and assessments shall be upon the basis of the amount of such charges and assessments payable during the immediately preceding year, and the parties shall re-prorate such sum after Closing in accordance with Section 7.3(i) below after actual information for such charges and assessments for the year of Closing becomes available.

(h)                                 Other Income and Expenses.  All other income from, and expenses of, the Property shall be prorated as of the Closing Date using the best available information and re-prorated after Closing in accordance with Section 7.3(i) below.

(i)                                     Prorations and Re-Prorations.  Except as may be otherwise provided herein, all prorations shall be made as of the Closing Date, with Seller being responsible for all expenses, and entitled to all income, that accrue prior to the Closing Date, and with Purchaser being responsible for all such expenses, and entitled to all such income, that accrue on and after the Closing Date.  To the extent that information for any proration is not available at Closing, the parties shall effect such proration using the information described and shall re-prorate thirty (30) days after receipt of invoice from the other party accompanied by reasonable supporting information demonstrating the actual charge (to be presented not later than twelve (12) months after Closing or such reimbursement right shall be waived).  Any such sum not paid when due shall bear interest at the lesser of (a) ten percent (10%) per annum or (b) the highest non-usurious rate allowed by law until paid.

(j)                                    Survival.  The provisions of Section 7.3 shall survive Closing and delivery of the Deeds at Closing.

7.4                               Closing Costs.

(a)                                 Purchaser’s Costs.  Purchaser will pay the following costs (the “Purchaser’s Costs”) of closing this transaction upon the earlier of the date such costs become due and payable, or the Closing: (i) one-half of all recording fees and one-half of any and all state and county recordation, documentary or transfer taxes due on each of the Deeds; (ii) all premiums, fees and costs associated with the issuance of the Title Policy and any additional coverage and/or endorsements to the Title Policy as well as for all premiums, fees and costs associated with the issuance of mortgagee title insurance policies, and all of the settlement fees and other charges of the Escrow Agent due in connection with the closing of this transaction (it being understood that each entity comprising Purchaser may purchase a separate Title Policy to cover the portion of the Property acquired by such entity), provided that Seller will pay one-half of the escrow fees charged by the Escrow Agent; (iii) the cost of the Survey; (iv) the fees and disbursements of Purchaser’s counsel and any other expenses incurred by Purchaser or its representatives in inspecting or evaluating the Property or closing this transaction; and (v) all other costs to be paid by Purchaser as set forth in this Agreement.  Purchaser hereby agrees to indemnify, protect, defend and hold Seller harmless from and against all loss, liability, cost and expenses (including, but not limited to, reasonable attorneys’ fees) that Seller actually suffers or incurs as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser’s Costs.  The indemnity provisions of this Section 7.4 shall survive the Closing Date.

(b)                                 Seller’s Costs.  Seller will be solely responsible for the following (the “Seller’s Costs”):  (i) one-half of all recording fees and one-half of any and all state and county recordation, documentary or transfer taxes due on each of the Deeds; (ii) one-half of the escrow fees charged by the Escrow Agent; (iii) payment of the fees and disbursements of Seller’s counsel and any other expenses incurred by Seller or its representatives in connection with this transaction; (iv) any sales taxes payable with respect to any personal property included as part of the Property; and (v) all other costs to be paid by Seller as set forth in this Agreement.  Seller hereby agrees to indemnify, protect, defend and hold Purchaser harmless from and against all loss, liability, cost and expenses (including, but not limited to, reasonable attorneys’ fees) that Purchaser actually suffers or incurs as a result of the failure by Seller to timely pay or discharge any of the Seller’s Costs.

7.5                               Seller’s Obligations at the Closing.  At the Closing, Seller shall deliver to Purchaser the following:

(a)                                 Evidence of Authority.  Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(b)                                 Deeds.  Special warranty deeds duly executed and acknowledged by each Seller with respect to the portion of the Real Property owned by such Seller, conveying the Real Property to Purchaser (i.e., to the applicable purchasing entity acquiring the applicable portion of the Property) in the form attached to this Agreement as Exhibit B (each, a “Deed” and collectively, the “Deeds”).

(c)                                  Foreign Person.  An affidavit from Seller that it is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(d)                                 Leases.  The originals, or copies if the originals are not within Seller’s actual possession or control (which may be provided electronically), of all of the Leases to the extent in Seller’s possession or reasonable control, and together with all keys in Seller’s or its property manager’s or other agents’ possession.  Such delivery may be made by depositing such documentation with the local Columbia, Maryland office of The Howard Hughes Corporation.

(e)                                  Contracts.  The originals, or copies if the originals are not within Seller’s actual possession or control (which may be provided electronically), of all of the assumed Contracts, to the extent in Seller’s possession or reasonable control.  Such delivery may be made by depositing such documentation with the local Columbia, Maryland office of The Howard Hughes Corporation.

(f)                                   Assignment and Assumption Agreements.  Assignments of the Contracts and Intangible Personal Property to Purchaser by way of assignment and assumption agreements, in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by each Seller conveying to Purchaser (i.e., to the applicable purchasing entity taking assignment of the applicable Contracts and Intangible Personal Property) all of such Seller’s assignable rights, title and interest in and to the Contracts and Intangible Personal Property to be assigned or transferred under this Agreement.

(g)                                  Lease Assignment and Assumption Agreements.  Assignments of the Leases to Purchaser by way of assignment and assumption agreements, in substantially the form attached hereto as Exhibit D (the “Lease Assignment and Assumption Agreement”), duly executed by each Seller conveying to Purchaser (i.e., to the applicable purchasing entity taking assignment of the applicable Leases) the rights, title and interests of each landlord in and to the Leases applicable to the portion of the Property being acquired by such purchasing entity.

(h)                                 REA Party Notice.  REA party notification letters in substantially the form attached hereto as Exhibit E (the “REA Party Notification Letter”) notifying the parties to the REAs (as defined below) of the change in ownership of the Property and attaching a copy of each fully executed REA Assignment and Assumption Agreement (as defined below), which REA Party Notification Letters shall be delivered to the REA parties by Purchaser (i.e., the applicable purchasing entity) immediately following Closing (with a copy to Seller).

(i)                                     REA Assignment and Assumption Agreements.  Assignments of any reciprocal easement agreements of record against the Real Property (the “REAs”) to Purchaser by way of assignment and assumption agreements, in substantially the form attached hereto as Exhibit F (the “REA Assignment and Assumption Agreement”), duly executed by each Seller with respect to the portion of the Real Property owned by such Seller, conveying to Purchaser (i.e., the applicable purchasing entity) all of Seller’s assignable rights, title and interest in and to the REAs.

(j)                                    Affidavits.  An owner’s affidavit duly executed by each Seller with respect to its own actions as Seller, in form reasonably required by the Escrow Agent, concerning mechanics’ liens, parties in possession and similar matters in order to remove standard exceptions that are removable from the title policy.

(k)                                 Books and Records.  Copies of all files, books, and records of the Property in Seller’s possession, which may be provided electronically, and keys to each portion of the Property in Seller’s possession.  Such delivery may be made by depositing such documentation with the local Columbia, Maryland office of The Howard Hughes Corporation.

(l)                                     Tenant Notices.  Tenant notification letter in substantially the form attached hereto as Exhibit G (the “Tenant Notification Letter”) notifying the tenants under the Leases of the change in ownership of the Property, which Tenant Notification Letter shall be delivered to tenants by Purchaser (i.e., the applicable purchasing entity) immediately following Closing (with a copy to Seller).

(m)                             Settlement Statement.  A settlement statement (the “Settlement Statement”), prepared by the Escrow Agent and agreed to by Purchaser and Seller, consistent with this Agreement.

(n)                                 Bills of Sale.  A quitclaim bill of sale in substantially the form attached hereto as Exhibit H (the “Bill of Sale”) for each portion of the Property duly executed by each Seller transferring to Purchaser (i.e., the applicable purchasing entity) all of such Seller’s assignable right, title and interest in the Personal Property applicable to each portion of the Property.

(o)                                 Management Agreement.  Evidence reasonably satisfactory to Purchaser and the Escrow Agent that all asset and property management agreements with respect to the Property have been terminated as of the Closing Date.

(p)                                 Cooperation Agreement.  That certain Cooperation Agreement in the form attached hereto as Exhibit I (the “Cooperation Agreement”) duly executed by Seller and Seller’s affiliates as applicable.

(q)                                 Other Documents.  Such other documents, certificates and other instruments as may be reasonably required by the Escrow Agent to consummate the transaction contemplated hereby provided that such instruments do not materially increase Seller’s obligations or liabilities hereunder.

(r)                                    Net Prorations Amount.   The Net Prorations Amount payable by Seller, if applicable.

7.6                               Purchaser’s Obligations at the Closing.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                 Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(b)                                 Assignment and Assumption Agreements.  The Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, and the REA Assignment and Assumption Agreement, all duly executed by Purchaser (i.e., the applicable purchasing entity).

(c)                                  Settlement Statement.  The Settlement Statement, duly executed by Purchaser.

(d)                                 Bills of Sale.  The Bills of Sale, duly executed by Purchaser (i.e., the applicable purchasing entity).

(e)                                  Notice.  The REA Party Notification Letters and the Tenant Notification Letters, both duly executed by Purchaser (i.e., the applicable purchasing entity).

(f)                                   Cooperation Agreement.  The Cooperation Agreement duly executed by Purchaser and Purchaser’s affiliates as applicable.

(g)                                  Other Documents.  Such other documents, certificates and other instruments as may be reasonably required by Escrow Agent to consummate the transaction contemplated hereby.

(h)                                 Net Prorations Amount.  The Net Prorations Amount payable by Purchaser, if applicable.

ARTICLE 8
DAMAGE, DESTRUCTION AND CONDEMNATION.

8.1                               Condemnation.  If, prior to the Closing, action is initiated to take the Real Property, or any part thereof, by eminent domain proceedings or by deed in lieu thereof, which taking will have a material adverse effect on the continued operation of the Property, Purchaser may elect to either (a) terminate this Agreement by delivery of written notice to Seller within two (2) days following the date upon which Purchaser receives Seller’s written notice of the taking, in which event neither party shall have any further rights or obligations hereunder except for such obligations expressly intended to survive termination, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.  If Purchaser does not elect to terminate this Agreement within said two (2) day period, then Purchaser will be deemed to have elected to consummate the Closing in accordance with subclause (b) of this Section.

8.2                               Casualty.  If the Improvements, or any part thereof, suffers any damage equal to or in excess of $4,000,000.00 in Purchaser’s reasonable estimation prior to the Closing, from fire or other casualty, Purchaser may elect to either (a) terminate this Agreement by delivery of written notice to Seller within two (2) days following the date upon which Purchaser receives Seller’s written notice of the casualty, in which event neither party shall have any further right or obligation hereunder, other than such obligations expressly intended to survive termination, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.  If Purchaser does not elect to terminate this Agreement within said two (2) day period, then Purchaser will be deemed to have elected to consummate the Closing in accordance with subclause (b) of this Section.  If the Improvements, or any part thereof, suffers any damage less than that which permits Purchaser to terminate the Agreement as set forth above, Purchaser agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, and there shall be no reduction in the Purchase Price.

ARTICLE 9
DEFAULT AND REMEDIES.

9.1                               Purchaser Default.  If, on or prior to Closing, Purchaser is in default of one or more of Purchaser’s obligations under this Agreement, then Seller may give notice to Purchaser specifying the nature of the default.  Purchaser shall have five (5) business days after receiving that notice, within which to cure that default.  If Purchaser fails to cure that default within that period, then Seller’s sole and exclusive remedy for such default shall be to either (i) terminate this Agreement by giving notice of such termination to Purchaser (with a copy to the Escrow Agent) and thereupon neither party shall have any further rights, duties or obligations hereunder except as otherwise provided herein, or (ii) provided an action is filed within thirty (30) days following the original scheduled Closing Date, enforce specific performance of the obligations of Purchaser hereunder to consummate the purchase of the Property hereunder.  Seller specifically waives any and all right to consequential or punitive damages or any other damages beyond actual damages.  If Purchaser breaches a representation or warranty under Section 5.1 of this Agreement, Seller may only bring a claim for actual damages.  If, after Closing, Purchaser is in default of one or more of Purchaser’s obligations under this Agreement, and such default continues for a period of five (5) business days after written notice, Seller may (a) pursue a claim for actual damages only or (b) pursue an action for specific performance of the post-closing obligations of Purchaser.  Seller specifically waives any and all right to consequential or punitive damages, or any other damages beyond actual damages.

9.2                               Seller Default.  In the event Seller shall: (a) fail to sell, transfer and assign the Property to Purchaser in violation of the terms of this Agreement, and/or (b) breach on or prior to Closing any other obligation or covenant made or granted by Seller under this Agreement, which breach is not cured within five (5) business days after receipt of written notice from Purchaser, then Purchaser shall, as its sole and exclusive remedy, be entitled at any time prior to Closing to either (i) declare this Agreement to be to terminated by giving notice of such termination to Seller (with a copy to the Escrow Agent) and thereupon neither party shall have any further rights, duties or obligations hereunder except as otherwise provided herein; or (ii) provided an action is filed within thirty (30) days following the original scheduled Closing Date, enforce specific performance of the obligations of Seller hereunder to consummate the purchase of the Property hereunder.  Purchaser specifically waives any and all right to consequential or punitive damages or any other damages beyond actual damages.  If Seller breaches a representation or warranty under Section 5.2 of this Agreement, Purchaser may only bring a claim for actual damages.  If, after Closing, Seller is in default of one or more of Seller’s obligations under this Agreement, and such default continues for a period of five (5) business days after written notice, Purchaser may (a) pursue a claim for actual damages only and any such claim shall be subject to the terms and provisions of Section 5.3 of this Agreement, or (b) pursue an action for specific performance of the post-closing obligations of Seller hereunder.  Purchaser specifically waives any and all right to consequential or punitive damages, or any other damages beyond actual damages.  If Purchaser does not notify Seller of a default or misrepresentation as to which it has knowledge as of the Closing and elects to consummate the Closing, then (x) the default or misrepresentation shall be treated as waived by Purchaser and (y) at Closing, Purchaser shall be deemed to have accepted the Property subject to the default or misrepresentation without any reduction in the Purchase Price and without any Claims against Seller on account of the default or misrepresentation.

ARTICLE 10
NOTICES

10.1                        Notices.  Any notice required or permitted to be given hereunder may be served by a party or its attorney and must be in writing and shall be deemed to be given when (a) hand delivered, or (b) one (1) business day after pickup by United Parcel Service (Overnight) or Federal Express, or another similar overnight express service, or (c) transmitted by telecopy or facsimile, provided that confirmation of the receipt of same is noted upon transmission of same by the sender’s telecopy machine, and a counterpart of such notice is also delivered pursuant to one of the two manners specified in Section 10.1(a) or Section 10.1(b), above, in any case addressed to the parties at their respective addresses set forth below:

If to Seller:	c/o General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Chief Financial Officer
Fax: (312) 960-5463

with a copy to:	c/o General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Chief Legal Officer
Fax: (312) 960-5485

If to Purchaser:	c/o The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240
Attention: President
Fax: (214) 741-3021

with a copy to:	c/o The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240
Attention: General Counsel
Fax: (214) 741-3021

with a copy to:	David L. Fields
Haynes and Boone, LLP
2323 Victory Avenue
Suite 700
Dallas, TX 75219-7673
Fax: (214) 200-0392

If to Escrow Agent:	Fax: (214) 200-0392
Fidelity National Title Insurance Company
485 Lexington Avenue, 18th Floor
New York, NY 10017
Attn: Woomy Hahn
Fax: (212) 471-3819
woomy.hahn@fnf.com

ARTICLE 11
MISCELLANEOUS

11.1                        Entire Agreement.  This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

11.2                        Amendment.  This Agreement may be amended only by a written instrument executed by Seller and Purchaser.

11.3                        Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

11.4                        Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Maryland or any State in which a portion of the Real Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

11.5                        Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State or States in which the portion of the Property in dispute is located without reference to principles of conflicts of law.

11.6                        Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.  Purchaser shall not have the right to assign all or any portion of Purchaser’s rights and obligations under this Agreement without Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion; provided, however, that upon written notice to Seller, Purchaser shall have the right to assign its interest in the Agreement (or to nominate as title recipient at Closing) any person or entity that controls, is controlled by, or is under common control with, Purchaser.  Notwithstanding the foregoing, either party may assign this Agreement to a so-called “1031 intermediary” in connection with a tax deferred exchange (an “Exchange”) and each party agrees to reasonably cooperate (at no unusual cost or expense to the cooperating party) with the other party in connection with such Exchange.

11.7                        Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

11.8                        Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.  Scanned signature pages of this Agreement delivered by facsimile, electronic mail, or other electronic means will be as valid as ink-signed originals; provided, however, the parties will deliver one (1) ink-signed original to each other within three (3) business days after the Closing.

11.9                        No Recordation.  Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county.

11.10                 Limitation of Liability.  Except as provided in the Settlement Agreement, Section 5.3(c) above or the Cooperation Agreement, no present or future partner, director, officer, member, shareholder, employee, advisor, affiliate, servicer or agent of or in Seller, Purchaser or any affiliate of any of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter.  The limitations of liability contained in this paragraph will survive the termination of this Agreement or the Closing, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to either party provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  In no event will Seller or Purchaser be liable for any consequential, exemplary or punitive damages under any circumstances in connection with this Agreement or the transaction contemplated hereby.

11.11                 Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated into this Agreement by this reference and made a part hereof for all purposes.

11.12                 Confidentiality.  Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing until the Closing Date, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party.  Purchaser shall not contact or communicate with any tenant or other resident of the Property without Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed (provided that in all cases, Purchaser shall permit Seller to participate in such contact and/or communication).  Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, investors, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, and (ii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority or any applicable law.  Notwithstanding anything to the contrary above, following the Closing, either party may make such disclosures (including press releases and filings with governmental authorities) regarding the consummation of the transaction contemplated hereby.  The provisions of this Section 11.12 shall survive Closing or any termination of this Agreement.

11.13                 Attorneys’ Fees.  Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party for breach of such party’s obligations under this Agreement, the losing party shall pay the prevailing party’s costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys’ fees.  The “prevailing party” shall be determined by the court hearing such matter.  This obligation shall survive the Closing or termination of this Agreement.

11.14                 Further Assurances.  Each party shall take such further actions as reasonably necessary to effectuate the transfer of the Property and the terms of this Agreement as contemplated herein.  This Section 11.14 shall survive Closing.

11.15                 Escrow Provisions.

(a)                                 Deposit.  The Escrow Agent agrees to deposit any funds received in connection with this transaction in an interest bearing account, subject to the receipt from the Purchaser of a form W-9 for the purposes of investing said funds and to hold and disburse said funds, and any interest earned thereon, as hereinafter provided.  Upon written notification from Seller or Purchaser in accordance with the terms of this Agreement, the Escrow Agent shall release the funds in accordance with and pursuant to the written instructions.  In the event of a dispute between any of the parties hereto sufficient in the sole discretion of the Escrow Agent to justify its doing so, the Escrow Agent shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money or property in its hands held under the terms of this Agreement, together with such legal pleading as it deems appropriate, and thereupon be discharged.

(b)                                 Escrow Agent.  Seller and Purchaser covenant and agree that in performing any of its duties under this Agreement, the Escrow Agent shall not be liable for any loss, costs or damage which it may incur as a result of serving as the Escrow Agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence.  Accordingly, the Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

(c)                                  Indemnity.  Purchaser and Seller hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, Claims, damages, liabilities and expenses,

including without limitation, reasonable costs of investigation and attorneys’ fees and disbursements which may be imposed upon or incurred by the Escrow Agent in connection with its serving as escrow agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence.  The provisions of this Section 11.15 shall survive a termination of this Agreement or delivery of the Deeds.

11.16                 No Assumption.  Purchaser is only acquiring the Property from Seller and is not the successor of Seller.  Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller relating to the period of Seller’s ownership of the Property in any way except, and only to the extent, if any, as expressly provided in this Agreement or in the documents executed at Closing.  Without limiting the generality of the foregoing, Seller agrees that Purchaser is not assuming any Claims for personal injury or Property damage that accrue prior to Closing, and Seller shall remain responsible for such Claims.

11.17                 Joint and Several Liability.  Each of the Seller entities is jointly and severally liable for all of the obligations of Seller under this Agreement.  Each of the Purchaser entities is jointly and severally liable for all of the obligations of Purchaser under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the Effective Date.

SELLER:

10 CCC BUSINESS TRUST, a Maryland statutory trust

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

20 CCC BUSINESS TRUST, a Maryland statutory trust

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

30 CCC BUSINESS TRUST, a Maryland statutory trust

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

FORTY COLUMBIA CORPORATE CENTER, LLC, a Delaware limited liability company

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

FIFTY COLUMBIA CORPORATE CENTER, LLC, a Delaware limited liability company

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

SIXTY COLUMBIA CORPORATE CENTER, LLC, a Delaware limited liability company

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

CMI CORPORATE PARKING BUSINESS TRUST, a Maryland statutory trust

By:	/s/ Martin Levine
	Name:	Martin Levine
Authorized Signatory

The undersigned hereby joins in this Agreement solely for the purpose of acknowledging and agreeing to the terms and conditions of Section 5.3(c) above.

GENERAL GROWTH PROPERTIES, INC.,
a Delaware corporation

By:	/s/ Martin Levine
Name:	Martin Levine
Authorized Signatory

PURCHASER:

10 CCC, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

20 CCC, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

30 CCC, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

40 CCC, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

50 CCC, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

60 CCC, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

10/20/30 CCC PARKING DECK, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

40 CCC PARKING DECK, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

50/60/70 CCC PARKING DECK, LLC,
a Delaware limited liability company

By:	/s/ Grant Herlitz
	Name:	Grant Herlitz
	Title:	President

JOINDER

(Escrow Agent)

FIDELITY NATIONAL TITLE INSURANCE COMPANY joins in the execution of this Agreement solely for the purposes of evidencing its acknowledgement to the terms of the foregoing Agreement applicable to the “Escrow Agent”.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Woomy Hahn

Name:	Woomy Hahn

Title:	Assistant Vice President

Dated:	12/12/2014

EXHIBIT A

REAL PROPERTY LEGAL DESCRIPTION

All that certain lot or parcel of land together with all improvements thereon located and being in the County of Howard, Maryland and being more particularly described as follows:

TRACT I:

BEING KNOWN AND DESIGNATED as Parcel A-2, as shown on the Plat entitled, “Columbia, Town Center, Section 2, Area 4, Parcels A-2, A-3, A-4 and A-5, Resubdivision of Parcel A-1, Sheet 1 of 1”, which plat is recorded among the Land Records of Howard County as Plat No. 4542.

TOGETHER WITH those certain easements granted under that certain Development Area Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 380; as supplemented by Supplement recorded in Liber 745 at folio 717; as further supplemented by Second Supplement recorded in Liber 816 at folio 523; as further supplemented by Third Supplement to Development Area Declaration and Agreement recorded in Liber 992 at folio 296; as amended by Amendment to Development Area Declaration and Agreement recorded in Liber 1204 at folio 143; as further supplemented by Fourth Supplement to Development Area Declaration and Agreement recorded in Liber 1414 at folio 521; as further supplemented by Fifth Supplement to Development Area Declaration and Agreement recorded in Liber 4420 at folio 457; and as further supplemented by Sixth Supplement to Development Area Declaration and Agreement recorded in Liber 14993 at folio 66.

TOGETHER WITH those certain non-exclusive easements as set forth in that certain Loop Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 425; as amended by Amendment to Loop Declaration and Agreement dated February 4, 1997 and recorded in Liber 3911 at folio 31; as further amended by Second Amendment to Loop Declaration and Agreement dated March 7, 2003 and recorded in Liber 6940, folio 677.

TOGETHER WITH the rights granted under that certain Restated Shared Parking Declaration dated March 1, 1997, and recorded in Liber 3940, folio 374.

TRACT II:

BEING KNOWN AND DESIGNATED as Parcel A-4, as shown on the plat entitled, “Columbia, Town Center, Section 2, Area 4, Parcels A-2, A-3, A-4 and A-5, A Resubdivision of Parcel A-1, Sheet 1 of 1”, which plat is recorded among the Land Records of Howard County as Plat No. 4542.

TOGETHER WITH those certain non-exclusive easements for ingress and egress over and across Parcel A-3 for pedestrians and vehicles and upon the parking deck structure constructed on said parcel and over and across said parcel and parking deck structure via a pedestrian bridge pursuant to that certain grant of Easement and Agreement of Confirmation between Columbia Corporate Center Parking, Inc., et al, and Columbia Mall, Inc. recorded in Liber 1001 at folio 322; as amended by Amendment and Partial Release of Grant of Easement and Agreement of Confirmation and recorded in Liber 1098 at folio 379.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas pursuant to the terms of that certain Development Area Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 380; as supplemented by Supplement to Development Area Declaration and Agreement recorded in Liber 745 at folio 717; as further supplemented by Second Supplement recorded in Liber 816 at folio 523; as further supplemented by Third Supplement to Development Area Declaration and Agreement recorded in Liber 992 at folio 296; as amended by Amendment to Development Area Declaration and Agreement recorded in Liber 1204 at folio 143; as further supplemented by Fourth Supplement to Development Area Declaration and Agreement recorded in Liber 1414 at folio 521; as further supplemented by Fifth Supplement to Development Area Declaration and Agreement recorded in Liber 4420 at folio 457; and as further supplemented by Sixth Supplement to Development Area Declaration and Agreement recorded in Liber 14993 at folio 66.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas as set forth in that certain Loop Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 425; as amended by Amendment to Loop Declaration and Agreement recorded in Liber 3911 at folio 31; as further amended by Second Amendment to Loop Declaration and Agreement dated March 7, 2003 and recorded in Liber 6940, folio 677.

TOGETHER WITH the rights granted under that certain Restated Shared Parking Declaration dated March 1, 1997, and recorded in Liber 3940, folio 384.

TRACT III:

BEING KNOWN AND DESIGNATED as Parcel A-7, as shown on the plat entitled, “Columbia, Town Center, Section 2, Area 4, Parcels A-6 and A-7, a Resubdivision of Parcels A-3 and A-5, Sheet 1 of 1”, which plat is recorded among the Land Records of Howard County as Plat No. 4965.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas pursuant to the terms of that certain Development Area Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 380; as supplemented by Supplement to Development Area Declaration and Agreement recorded in Liber 745 at folio 717; as further supplemented by Second Supplement recorded in Liber 816 at folio 523; as further supplemented by Third Supplement to Development Area Declaration and Agreement recorded in Liber 992 at folio 296; as amended by Amendment to Development Area Declaration and Agreement recorded in Liber 1204 at folio 143; as further supplemented by Fourth Supplement to Development Area Declaration and Agreement recorded in Liber 1414 at folio 521; as further supplemented by Fifth Supplement to Development Area Declaration and Agreement recorded in Liber 4420 at folio 457; and as further supplemented by Sixth Supplement to Development Area Declaration and Agreement recorded in Liber 14993 at folio 66.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas as set forth in that certain Loop Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 425; as amended by Amendment to Loop Declaration and Agreement recorded in Liber 3911 at folio 31; as further amended by Second Amendment to Loop Declaration and Agreement dated March 7, 2003 and recorded in Liber 6940, folio 677.

TOGETHER WITH those certain non-exclusive easements set forth in Grant of Easement and Agreement of Confirmation by and between Columbia Corporate Center Parking, Inc., Thirty Columbia Corporate Center, Inc. and Columbia Mall, Inc. recorded in Liber 1328 at folio 354.

TOGETHER WITH the rights granted under that certain Restated Shared Parking Declaration dated March 1, 1997, and recorded in Liber 3940, folio 391.

TRACT IV:

BEING KNOWN AND DESIGNATED as Parcel B, as shown on the plat entitled, “Columbia, Town Center, Section 2, Area 5, Parcels A, B and C, and a Resubdivision of Lot 32, Section 2, Area 1, Sheet 1 of 1”, which plat is recorded among the Land Records of Howard County as Plat No. 6321.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas pursuant to the terms of that certain Development Area Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 380; as supplemented by Supplement to Development Area Declaration and Agreement recorded in Liber 745 at folio 717; as further supplemented by Second Supplement recorded in Liber 816 at folio 523; as further supplemented by Third Supplement to Development Area Declaration and Agreement recorded in Liber 992 at folio 296; as amended by Amendment to Development Area Declaration and Agreement recorded in Liber 1204 at folio 143; as further supplemented by Fourth Supplement to Development Area Declaration and Agreement recorded in Liber 1414 at folio 521; as further supplemented by Fifth Supplement to Development Area Declaration and Agreement recorded in Liber 4420 at folio 457; and as further supplemented by Sixth Supplement to Development Area Declaration and Agreement recorded in Liber 14993 at folio 66.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas as set forth in that certain Loop Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 425; as amended by Amendment to Loop Declaration and Agreement recorded in Liber 3911 at folio 31; as further amended by Second Amendment to Loop Declaration and Agreement dated March 7, 2003 and recorded in Liber 6940, folio 677.

TOGETHER WITH the rights granted under that certain Grant of Easement and Agreement of Confirmation dated November 29, 1985 and recorded in Liber 1414, folio 532.

TOGETHER WITH the rights granted under that certain Parkview Office Building Shared Parking Agreement between Parkview Office Building Limited Partnership and Columbia Mall, Inc. dated January 1, 1987 (unrecorded).

TRACT V:

BEING KNOWN AND DESIGNATED as Parcel C-1, as shown on the plat entitled, “Columbia, Town Center, Section 2, Area 5, Parcels C-1, C-4 and C-5, a Correction Plat of Parcels C-1, C-4 and C-5”, which plat is recorded among the Land Records of Howard County as Plat No. 8577.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas pursuant to the terms of that certain Development Area Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 380; as supplemented by Supplement to Development Area Declaration and Agreement recorded in Liber 745 at folio 717; as further supplemented by Second Supplement recorded in Liber 816 at folio 523; as further supplemented by Third Supplement to Development Area Declaration and Agreement recorded in Liber 992 at folio 296; as amended by Amendment to Development Area Declaration and Agreement recorded in Liber 1204 at folio 143; as further supplemented by Fourth Supplement to Development Area Declaration and Agreement recorded in Liber 1414 at folio 521; as further supplemented by Fifth Supplement to Development Area Declaration and Agreement recorded in Liber 4420 at folio 457; and as further supplemented by Sixth Supplement to Development Area Declaration and Agreement recorded in Liber 14993 at folio 66.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas as set forth in that certain Loop Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 425; as amended by Amendment to Loop Declaration and Agreement recorded in Liber 3911 at folio 31; as further amended by Second Amendment to Loop Declaration and Agreement dated March 7, 2003 and recorded in Liber 6940, folio 677.

TOGETHER WITH the easements set forth in Shared Parking Agreement by and between The Howard Research and Development Corporation and Columbia Mall, Inc. recorded in Liber 992 at folio 412; as amended by Amendment recorded in Liber 1204 at folio 156; as further amended by Second Amendment recorded in Liber 3936 at folio 130.

TOGETHER WITH the non-exclusive easements set forth in that certain Agreement of Easement by and between The Howard Research and Development Corporation and Parkside Limited Partnership recorded in Liber 2388 at folio 285 and re-recorded in Liber 2409 at folio 527.

TOGETHER WITH the non-exclusive easements set forth in that certain Parking Easement Agreement dated June 5, 1990 and recorded in Liber 2180, folio 455.

TRACT VI:

BEING KNOWN AND DESIGNATED as Parcel C-4, as shown on the plat entitled, “Columbia, Town Center, Section 2, Area 5, Parcels C-1, C-4 and C-5, a Correction Plat of Parcels C-1, C-4 and C-5”, which plat is recorded among the Land Records of Howard County as Plat No. 8577.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas pursuant to the terms of that certain Development Area Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 380; as supplemented by Supplement to Development Area Declaration and Agreement recorded in Liber 745 at folio 717; as further supplemented by Second Supplement recorded in Liber 816 at folio 523; as further supplemented by Third Supplement to Development Area Declaration and Agreement recorded in Liber 992 at folio 296; as amended by Amendment to Development Area Declaration and Agreement recorded in Liber 1204 at folio 143; as further supplemented by Fourth Supplement to Development Area Declaration and Agreement recorded in Liber 1414 at folio 521; as further supplemented by Fifth Supplement to Development Area Declaration and Agreement recorded in Liber 4420 at folio 457; and as further supplemented by Sixth Supplement to Development Area Declaration and Agreement recorded in Liber 14993 at folio 66.

TOGETHER WITH those certain non-exclusive easements for ingress and egress and for parking over and across roads and parking areas as set forth in that certain Loop Declaration and Agreement by and between Columbia Mall, Inc. and The Howard Research and Development Corporation recorded in Liber 552 at folio 425; as amended by Amendment to Loop Declaration and Agreement recorded in Liber 3911 at folio 31; as further amended by Second Amendment to Loop Declaration and Agreement dated March 7, 2003 and recorded in Liber 6940, folio 677.

TOGETHER WITH the easements set forth in Shared Parking Agreement by and between The Howard Research and Development Corporation and Columbia Mall, Inc. recorded in Liber 992 at folio 412; as amended by Amendment recorded in Liber 1204 at folio 156; as further amended by Second Amendment recorded in Liber 3936 at folio 130.

TOGETHER WITH those certain non-exclusive easements set forth in Parking Easement Agreement by and between The Howard Research and Development Holdings Corporation, Columbia Mall, Inc. and Park Square Limited Partnership recorded in Liber 4433 at folio 469; as affected by Partial Release of Parking Easement Agreement and Parking Deck Cost Sharing Agreement recorded in Liber 14993 at folio 57.

TOGETHER WITH the rights granted under that certain Shared Parking Agreement dated September 15, 1998 and recorded in Liber 4433, folio 491.

TRACT VII:

Being known and designated as Parcel E as shown on plat entitled, Columbia, Columbia Town Center, Section 2, Area 8, Parcels ‘A’ thru ‘E’ & Lot 1, being in part a resubdivision of Lot 35, Columbia Town Center, Section 2, Area 1, as shown on Plat No. 12996, Sheet 2 of 2” which plat is recorded among the Land Records of Howard County as Plat No. 14022.

TRACT VIII:

Being known and designated as Parcel A, as shown on a plat entitled, “Columbia, Town Center, Section 2, Area 5, Parcels A, B and C and a Resubdivision of Lot 32, Section 2, Area 1, Sheet 1 of 1” which plat is recorded among the Land Records of Howard County as Plat No. 6321.

TRACT IX:

Being known and designated as Parcel A-6, as shown on a Plat entitled, “Columbia, Town Center, Section 2, Area 4, Parcels A-6 and A-7, a Resubdivision of Parcels A-3 and A-5, Sheet 1 of 1” which plat is recorded among the Land Records of Howard County as Plat No. 4965.

EXHIBIT A-1

Property (Common Name)	Owner
10 Columbia Corporate Center 10400 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel A-2	10 CCC Business Trust, a Maryland statutory trust

20 Columbia Corporate Center 10420 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel A-4	20 CCC Business Trust, a Maryland statutory trust

10/20/30 CCC Parking Deck Tax Map 36, Parcel A-6	CMI Corporate Parking Business Trust, a Maryland statutory trust

30 Columbia Corporate Center 10440 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel A-7	30 CCC Business Trust, a Maryland statutory trust

40 Columbia Corporate Center 10480 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel B	Forty Columbia Corporate Center, LLC, a Delaware limited liability company

40 CCC Parking Deck Tax Map 36, Parcel A	CMI Corporate Parking Business Trust, a Maryland statutory trust

50 Columbia Corporate Center 10500 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel C-1	Fifty Columbia Corporate Center, LLC, a Delaware limited liability company

60 Columbia Corporate Center 10490 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel C-4	Sixty Columbia Corporate Center, LLC, a Delaware limited liability company

50/60/70 CCC Parking Deck & 70 CCC Parking Lot & Bank Drive Thru Tax Map 36, Parcel E	CMI Corporate Parking Business Trust, a Maryland statutory trust

A-1-1

EXHIBIT A-2

Property (Common Name)	Purchasing Entity
10 Columbia Corporate Center 10400 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel A-2	10 CCC, LLC, a Delaware limited liability company

20 Columbia Corporate Center 10420 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel A-4	20 CCC, LLC, a Delaware limited liability company

10/20/30 CCC Parking Deck Tax Map 36, Parcel A-6	10/20/30 CCC Parking Deck, LLC, a Delaware limited liability company

30 Columbia Corporate Center 10440 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel A-7	30 CCC, LLC, a Delaware limited liability company

40 Columbia Corporate Center 10480 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel B	40 CCC, LLC, a Delaware limited liability company

40 CCC Parking Deck Tax Map 36, Parcel A	40 CCC Parking Deck, LLC, a Delaware limited liability company

50 Columbia Corporate Center 10500 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel C-1	50 CCC, LLC, a Delaware limited liability company

60 Columbia Corporate Center 10490 Little Patuxent Parkway Columbia, Maryland 21044 Tax Map 36, Parcel C-4	60 CCC, LLC, a Delaware limited liability company

50/60/70 CCC Parking Deck & 70 CCC Parking Lot & Bank Drive Thru Tax Map 36, Parcel E	50/60/70 CCC Parking Deck, LLC, a Delaware limited liability company

A-2-1